AXP(R)
     Research
        Opportunities
                Fund

                                                                   Annual Report
                                                            for the Period Ended
                                                                   July 31, 2003

AXP Research Opportunities Fund seeks to provide shareholders with long-term capital growth.

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(logo)                                                                  (logo)
American                                                                AMERICAN
   Express(R)                                                            EXPRESS
 Funds                                                                  (R)
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

Table of Contents

Fund Snapshot                               3

Questions & Answers
   with Portfolio Management                4

The Fund's Long-term Performance            7

Investments in Securities                   8

Financial Statements (Portfolio)           11

Notes to Financial Statements (Portfolio)  13

Independent Auditors' Report (Portfolio)   17

Financial Statements (Fund)                18

Notes to Financial Statements (Fund)       21

Independent Auditors' Report (Fund)        28

Board Members and Officers                 29

(logo) Dalbar

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Fund Snapshot
         AS OF JULY 31, 2003

PORTFOLIO MANAGERS

Portfolio manager                              Joan Kampmeyer, CFA
Since                                                         1/02
Years in industry                                               17

Portfolio manager                                Tom Mahowald, CFA
Since                                                         6/02
Years in industry                                               13

FUND OBJECTIVE

For investors seeking long-term growth of capital.

Inception dates
A: 8/19/96        B: 8/19/96        C: 6/26/00       Y: 8/19/96

Ticker symbols
A: IRDAX          B: IROBX          C: --            Y: --

Total net assets                                    $240.7 million

Number of holdings                                             107

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

        STYLE
VALUE   BLEND     GROWTH
           X               LARGE
                           MEDIUM   SIZE
                           SMALL

SECTOR COMPOSITION
Percentage of portfolio assets

(pie chart)

Financials 20.7%
Technology 17.6%
Health care 13.7%
Consumer discretionary 13.5%
Industrials 10.7%
Consumer staples 8.1%
Energy 5.3%
Telecommunications 3.7%
Short-term securities 2.6%
Utilities 2.4%
Materials 1.7%

TOP TEN HOLDINGS

Percentage of portfolio assets

Microsoft (Computer software & services)            4.5%
General Electric (Multi-industry)                   3.8
Citigroup (Finance companies)                       3.5
Pfizer (Health care)                                3.1
Wal-Mart Stores (Retail-general)                    2.9
Bank of America (Banks and savings & loans)         2.5
Wells Fargo (Banks and savings & loans)             2.4
Intel (Electronics)                                 2.1
Amgen (Health care products)                        1.8
Altria Group (Beverages & tobacco)                  1.8

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stock prices of established companies that pay dividends may be less volatile than the stock market as a whole.

Fund holdings are subject to change.

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3   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Questions & Answers
              WITH PORTFOLIO MANAGEMENT

Q:   How did AXP Research Opportunities Fund perform in fiscal year 2003?

A: AXP Research Opportunities Fund's Class A shares, excluding sales charge, gained 6.41% for the 12 months ended July 31, 2003. In comparison, the S&P 500 Index increased 10.64% while the Lipper Large-Cap Core Funds Index, representing the Fund's peer group, rose 8.63% over the same period.

Q: What factors most significantly affected Fund performance during the annual period?

A: After several difficult years for the U.S. equity markets, we are pleased to report a positive return. However, the Fund did not achieve its goal this past year largely due to stock selection. The Fund held relatively conservative stocks that did not rally as much as more aggressive, high-risk stocks amid an equity rebound that began last fall. In addition, the Fund emphasized large-capitalization stocks in an environment in which small- and medium-capitalization stocks performed better. The Fund's holdings in banks, telecom services and equipment, and computer-related stocks also hurt performance. Several stocks that were especially weak included TXU Corp., Tenet Healthcare and Baxter International.

     We did have a number of successes. Selected retailing, pharmaceutical and electric utility stocks boosted performance. In terms of specific stocks, medical device maker Boston Scientific rose on strong anticipated demand for the company's drug-coated stents. After a two-year slump in demand, KLA-Tencor, a semiconductor equipment company, benefited from increased orders. Also, eBay was up dramatically on stellar earnings and market share gains in the online auction market.

(bar chart)

                             PERFORMANCE COMPARISON
                       For the period ended July 31, 2003
12%                                 (bar 2)
                                     +10.64%
10%                                                         (bar 3)
                                                             +8.63%
 8%
         (bar 1)
 6%      +6.41%

 4%

 2%

 0%

(bar 1) AXP Research Opportunities Fund Class A (excluding sales charge) (bar 2) S&P 500 Index (unmanaged)
(bar 3)  Lipper Large-Cap Core Funds Index

(see "The Fund's Long-term Performance" for Index descriptions)

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Questions & Answers

(begin callout quote)> The Fund held relatively conservative stocks that did not rally as much as more aggressive high risk stocks. (end callout quote)

Q: What changes did you make to the portfolio and how is it currently positioned?

A: Most of the changes that occur in the Fund are the result of adjustments in how stocks are rated by our in-house research analysts. We eliminated foreign-based holdings, consistent with the changes in the S&P 500 Index. This effectively trimmed the Fund's energy position. We initiated positions in several health care stocks, including medical device makers and health maintenance organizations, based on improving fundamentals. We purchased media stocks to gain exposure to a recovering advertising market. We added personal computer hardware and storage stocks, as technology demand showed signs of improvement.

AVERAGE ANNUAL TOTAL RETURNS

as of July 31, 2003

                             Class A                   Class B                   Class C                 Class Y
(Inception dates)           (8/19/96)                 (8/19/96)                 (6/26/00)               (8/19/96)
                        NAV(1)     POP(2)      NAV(1)   After CDSC(3)      NAV(1)   After CDSC(4)     NAV(5)  POP(5)
1 year                   +6.41%     +0.29%     +5.69%       +1.69%         +5.96%       +5.96%        +6.87%  +6.87%
5 years                  -3.89%     -5.02%     -4.63%       -4.76%          N/A          N/A          -3.70%  -3.70%
Since inception          +3.24%     +2.37%     +2.46%       +2.46%        -14.61%      -14.61%        +3.44%  +3.44%

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

Past performance is no guarantee of future results. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost. The performance shown for each class of shares will vary due to differences in sales charges and fees. Short term performance may be higher or lower than the figures shown. Visit americanexpress.com/funds for current information.

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5   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Questions & Answers

     During the second half of the fiscal year, we reduced the number of Fund holdings in order to increase the Fund's exposure to selected stocks. We also added a small number of non-S&P 500 Index stocks that were among our research analysts' favorite ideas. Finally, we shifted a portion of Fund assets within our biggest large-capitalization holdings to several small-capitalization stocks in an effort to take advantage of anticipated strong performance in those names. For the 12 months ended July 31, 2003, we reduced the Fund's portfolio turnover to levels significantly below last year's.

     At the end of the fiscal year, the Fund had 107 holdings representing a broad cross section of growth and value stocks. The Fund had meaningful exposure to health care products and services companies and industrial conglomerates. By contrast, the Fund had limited exposure to pharmaceutical stocks due to political risks and had no exposure to telecommunications equipment and chemical stocks.

Q:   How do you intend to manage the Fund in the coming months?

A: We are optimistic about the U.S. equity market because there are definite signs of an economic upturn. Corporate earnings have in turn been improving. Interest rates are low. There has been a huge amount of fiscal and monetary stimulus pumped into the economy. Mergers and acquisition activity has revived. Equity valuations, while not at historic lows as measured by price-to-earnings ratios, are currently more attractive than in recent years. Of course, risk always exists. Investors will likely be paying close attention to employment trends, commodity prices, geopolitical events, currencies and inflation in the coming months.

     Our focus will remain on seeking long-term growth of capital. We intend to continue to position the Fund in stocks that we believe offer the best potential over the long term while maintaining sector weights similar to the S&P 500 Index. As we emphasize individual stock selection, our research analysts carefully seek solid companies that are innovators and industry leaders with stable to improving fundamentals, strong management teams, superior growth potential and attractive stock valuations.

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6   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

The Fund's Long-term Performance

This chart illustrates the total value of an assumed $10,000 investment in AXP Research Opportunities Fund Class A shares (from 9/1/96 to 7/31/03) as compared to the performance of two widely cited performance indices, the S&P 500 Index and the Lipper Large-Cap Core Funds Index. In comparing the Fund's Class A shares to these indices, you should take into account the fact that the Fund's performance reflects the maximum sales charge of 5.75%, while such charges are not reflected in the performance of the indices. Returns for the Fund include the reinvestment of any distribution paid during each period.

Past performance is no guarantee of future results. Your investment and return values fluctuate so that your shares, when redeemed, may be worth more or less than the original cost. Returns do not reflect taxes payable on distributions and redemptions. Also see "Past Performance" in the Fund's current prospectus.

(line chart)
                   VALUE OF A HYPOTHETICAL $10,000 INVESTMENT
                       IN AXP RESEARCH OPPORTUNITIES FUND
$26,000

$19,500
           (dotted line) S&P 500 Index(1)
$13,000    (dashed line) Lipper Large-Cap Core Funds Index(2)
           (solid line) AXP Research Opportunities Fund Class A
 $6,500

          9/1/96    7/97    7/98    7/99    7/00    7/01    7/02    7/03

(solid line) AXP Large Cap Equity Fund Class A $11,764
(dotted line) S&P 500 Index(1) $16,850
(dashed line) Lipper Large-Cap Core Funds Index(2) $15,621

(1) S&P 500 Index, an unmanaged index of common stocks, is frequently used as a general measure of market performance. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees. However, the S&P 500 companies may be generally larger than those in which the Fund invests.

(2) The Lipper Large-Cap Core Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

                          Average Annual Total Returns
                  Class A with Sales Charge as of July 31, 2003
1 year                                                                +0.29%
5 years                                                               -5.02%
Since inception (8/19/96)                                             +2.37%

             Results for other share classes can be found on page 5.

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7   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Investments in Securities

Aggressive Growth Portfolio
July 31, 2003

(Percentages represent value of investments compared to net assets)

Common stocks (96.9%)
Issuer                                      Shares             Value(a)

Aerospace & defense (2.3%)
Lockheed Martin                            50,100            $2,622,234
Northrop Grumman                           18,500             1,706,440
United Technologies                        14,700             1,105,881
Total                                                         5,434,555

Automotive & related (0.6%)
Johnson Controls                           14,500             1,400,845

Banks and savings & loans (7.8%)
Bank of America                            71,800             5,928,526
KeyCorp                                    47,300             1,272,843
TCF Financial                              36,100             1,647,965
U.S. Bancorp                              174,300             4,273,836
Wells Fargo                               112,500             5,684,625
Total                                                        18,807,795

Beverages & tobacco (3.4%)
Altria Group                              106,900             4,277,069
PepsiCo                                    85,800             3,952,806
Total                                                         8,229,875

Broker dealers (1.3%)
Merrill Lynch                              36,100             1,962,757
Morgan Stanley                             25,900             1,228,696
Total                                                         3,191,453

Cable (0.4%)
Comcast CL A                               29,600(b)            897,472

Cellular telecommunications (0.7%)
Vodafone Group ADR                         89,600(c)          1,700,608

Computer hardware (2.8%)
Dell Computer                              88,500(b)          2,980,680
EMC                                        57,000(b)            606,480
Hewlett-Packard                           151,400             3,205,138
Total                                                         6,792,298

Computer software & services (9.4%)
Adobe Systems                              37,500             1,225,500
Autodesk                                  110,100             1,647,096
Electronic Arts                            33,600(b,e)        2,822,400
Fiserv                                     38,200(b)          1,491,328
Intl Business Machines                     43,700             3,550,625
Microsoft                                 405,000            10,692,000
SunGard Data Systems                       47,900(b)          1,256,896
Total                                                        22,685,845

Electronics (5.3%)
Applied Materials                          46,500(b)            906,750
Flextronics Intl                          113,200(b,c)        1,245,200
Intel                                     200,300             4,997,485
Jabil Circuit                              53,500(b)          1,233,175
KLA-Tencor                                 22,900(b)          1,182,785
Linear Technology                          24,400(e)            899,872
Maxim Integrated Products                  17,500               683,900
Novellus Systems                           41,700(b)          1,493,277
Total                                                        12,642,444

Energy (3.6%)
Apache                                     23,325             1,445,217
BP ADR                                    102,500(c)          4,258,875
ChevronTexaco                              41,900             3,021,409
Total                                                         8,725,501

Energy equipment & services (1.6%)
Nabors Inds                                37,400(b,c)        1,338,920
Schlumberger                               28,700             1,293,509
Weatherford Intl                           33,800(b)          1,225,926
Total                                                         3,858,355

Finance companies (3.4%)
Citigroup                                 185,100             8,292,480

Financial services (2.8%)
Capital One Financial                      41,000             1,964,310
Fannie Mae                                 33,800             2,164,552
MBNA                                      115,850             2,582,297
Total                                                         6,711,159

See accompanying notes to investments in securities.

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8   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Issuer                                      Shares             Value(a)

Food (1.3%)
Dean Foods                                 39,900(b)         $1,194,207
Kellogg                                    53,200             1,826,356
Total                                                         3,020,563

Health care products (9.7%)
Amgen                                      62,100(b)          4,320,918
Baxter Intl                                71,900             1,985,159
Boston Scientific                          35,700(b)          2,257,311
Johnson & Johnson                          63,400             3,283,486
Medtronic                                  46,500             2,394,750
Pfizer                                    220,000             7,339,199
St. Jude Medical                           31,500(b)          1,689,975
Total                                                        23,270,798

Health care services (4.0%)
Aetna                                      29,500             1,817,790
Anthem                                     23,000(b)          1,736,730
Cardinal Health                            28,500             1,560,375
Patterson Dental                           27,100(b)          1,449,850
UnitedHealth Group                         45,800             2,385,722
WellPoint Health Networks                   8,600(b)            719,390
Total                                                         9,669,857

Household products (2.7%)
Colgate-Palmolive                          22,100             1,206,660
Kimberly-Clark                             46,900             2,269,960
Procter & Gamble                           35,300             3,101,811
Total                                                         6,578,431

Industrial transportation (0.3%)
Union Pacific                               9,900               603,306

Insurance (5.2%)
AFLAC                                      79,100             2,537,528
Aon                                        47,900             1,151,995
Lincoln Natl                               34,100             1,273,294
Marsh & McLennan                           14,200               704,604
Montpelier Re Holdings                     40,600(b,c)        1,306,914
Principal Financial Group                  36,500             1,189,900
St. Paul Companies                         38,300             1,347,011
UnumProvident                             108,400             1,472,072
XL Capital Cl A                            18,700(c)          1,486,650
Total                                                        12,469,968

Leisure time & entertainment (1.7%)
Viacom Cl B                                93,100(b)          4,051,712

Machinery (2.0%)
Caterpillar                                43,700             2,948,439
Illinois Tool Works                        27,800             1,936,270
Total                                                         4,884,709

Media (3.8%)
Cendant                                   114,900(b)          2,062,455
Clear Channel Communications               58,100(b)          2,379,195
eBay                                        9,200(b)            986,240
Knight-Ridder                              36,000             2,470,680
Univision Communications Cl A              39,900(b)          1,244,880
Total                                                         9,143,450

Metals (1.3%)
Alcoa                                      92,700             2,574,279
Phelps Dodge                               14,300(b)            603,317
Total                                                         3,177,596

Multi-industry (6.1%)
3M                                         20,800             2,916,160
Danaher                                    19,700             1,422,340
General Electric                          316,000             8,987,040
Tyco Intl                                  75,500(c)          1,404,300
Total                                                        14,729,840

Paper & packaging (0.4%)
Intl Paper                                 22,000               860,640

Restaurants (1.0%)
Darden Restaurants                         77,700             1,453,767
Starbucks                                  38,600(b)          1,054,938
Total                                                         2,508,705

Retail -- general (6.0%)
Best Buy                                   39,950(b)          1,743,818
Family Dollar Stores                       17,300               648,923
Lowe's Companies                           65,800             3,129,448
Target                                     50,900             1,950,488
Wal-Mart Stores                           123,800             6,921,658
Total                                                        14,394,335

Retail -- grocery (0.6%)
SUPERVALU                                  65,800             1,549,590

Telecom equipment & services (1.1%)
Corning                                   140,500(b)          1,143,670
Nokia ADR                                 104,600(c)          1,600,380
Total                                                         2,744,050

See accompanying notes to investments in securities.

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9   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Issuer                                      Shares               Value(a)

Utilities -- electric (2.4%)
Dominion Resources                         44,400              $2,668,440
Exelon                                     35,100               2,017,197
Public Service Enterprise Group            28,200               1,149,150
Total                                                           5,834,787

Utilities -- telephone (1.9%)
BellSouth                                  31,900                 812,493
Verizon Communications                    106,700               3,719,562
Total                                                           4,532,055

Total common stocks
(Cost: $234,146,731)                                         $233,395,077

Short-term securities (2.6%)
Issuer             Annualized             Amount                 Value(a)
                  yield on date         payable at
                   of purchase           maturity

U.S. government agency (2.0%)
Federal Natl Mtge Assn Disc Nts
   09-30-03          1.04%             $1,800,000              $1,796,940
   10-01-03          0.97               1,000,000                 998,255
   10-15-03          1.00                 800,000                 798,283
   10-22-03          1.00                 500,000                 498,827
   10-29-03          1.06                 800,000                 797,963
Total                                                           4,890,268

Commercial paper (0.5%)
Barton Capital
   08-01-03          1.12               1,300,000(d)            1,299,960

Total short-term securities
(Cost: $6,190,343)                                             $6,190,228

Total investments in securities
(Cost: $240,337,074)(f)                                      $239,585,305

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) Foreign security values are stated in U.S. dollars. As of July 31, 2003, the value of foreign securities represented 6.0% of net assets.

(d) Commercial paper sold within terms of a private placement memorandum, exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and may be sold only to dealers in that program or other "accredited investors." This security has been determined to be liquid under guidelines established by the board.

(e) At July 31, 2003, securities valued at $1,796,800 were held to cover open call options written as follows (see Note 4 to the financial statements):

     Issuer             Contracts     Exercise    Expiration     Value(a)
                                        price        date
     Electronic Arts      170          $90.00     Sept. 2003      $29,750
     Linear Technology    100           40.00      Aug. 2003        2,000
                                                                  -------
     Total value                                                  $31,750
                                                                  -------

(f) At July 31, 2003, the cost of securities for federal income tax purposes was $241,649,455 and the aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                                 $ 15,970,753
     Unrealized depreciation                                  (18,034,903)
                                                              -----------
     Net unrealized depreciation                             $ (2,064,150)
                                                             ------------

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10   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
Aggressive Growth Portfolio

July 31, 2003
Assets
Investments in securities, at value (Note 1)
   (identified cost $240,337,074)                                                                      $239,585,305
Dividends and accrued interest receivable                                                                   216,950
Receivable for investment securities sold                                                                 3,306,688
                                                                                                          ---------
Total assets                                                                                            243,108,943
                                                                                                        -----------
Liabilities
Disbursements in excess of cash on demand deposit                                                            14,991
Payable for investment securities purchased                                                               2,166,574
Accrued investment management services fee                                                                    4,291
Other accrued expenses                                                                                       22,608
Options contracts written, at value (premiums received $25,579) (Note 4)                                     31,750
                                                                                                             ------
Total liabilities                                                                                         2,240,214
                                                                                                          ---------
Net assets                                                                                             $240,868,729
                                                                                                       ============

See accompanying notes to financial statements.

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11   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Statement of operations
Aggressive Growth Portfolio

Year ended July 31, 2003
Investment income
Income:
Dividends                                                                                              $  4,459,453
Interest                                                                                                    100,218
Fee income from securities lending (Note 3)                                                                     114
                                                                                                                ---
Total income                                                                                              4,559,785
                                                                                                          ---------
Expenses (Note 2):
Investment management services fee                                                                        1,484,028
Compensation of board members                                                                                 8,383
Custodian fees                                                                                               23,204
Audit fees                                                                                                   21,000
Other                                                                                                         7,032
                                                                                                              -----
Total expenses                                                                                            1,543,647
   Earnings credits on cash balances (Note 2)                                                                    (7)
                                                                                                                 --
Total net expenses                                                                                        1,543,640
                                                                                                          ---------
Investment income (loss) -- net                                                                           3,016,145
                                                                                                          ---------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions (Note 3)                                                                       (54,102,469)
   Options contracts written (Note 4)                                                                        14,289
                                                                                                             ------
Net realized gain (loss) on investments                                                                 (54,088,180)
Net change in unrealized appreciation (depreciation) on investments                                      65,040,858
                                                                                                         ----------
Net gain (loss) on investments                                                                           10,952,678
                                                                                                         ----------
Net increase (decrease) in net assets resulting from operations                                        $ 13,968,823
                                                                                                       ============

Statements of changes in net assets
Aggressive Growth Portfolio

Year ended July 31,                                                                   2003                  2002
Operations
Investment income (loss) -- net                                                  $  3,016,145         $   3,496,349
Net realized gain (loss) on investments                                           (54,088,180)         (113,496,294)
Net change in unrealized appreciation (depreciation) on investments                65,040,858           (28,602,926)
                                                                                   ----------           -----------
Net increase (decrease) in net assets resulting from operations                    13,968,823          (138,602,871)
                                                                                   ----------          ------------
Proceeds from contributions                                                           280,192             4,397,176
Fair value of withdrawals                                                         (82,264,696)         (157,127,612)
                                                                                  -----------          ------------
Net contributions (withdrawals) from partners                                     (81,984,504)         (152,730,436)
                                                                                  -----------          ------------
Total increase (decrease) in net assets                                           (68,015,681)         (291,333,307)
Net assets at beginning of year                                                   308,884,410           600,217,717
                                                                                  -----------           -----------
Net assets at end of year                                                        $240,868,729         $ 308,884,410
                                                                                 ============         =============

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
12   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Notes to Financial Statements

Aggressive Growth Portfolio

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Aggressive Growth Portfolio (the Portfolio) is a series of Growth Trust (the Trust) and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. Aggressive Growth Portfolio invests primarily in equity securities of companies that comprise the S&P 500 Index. The Declaration of Trust permits the Trustees to issue non-transferable interests in the Portfolio.

The Portfolio's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by independent pricing service. Securities for which market quotations are not readily available are valued at fair value according to methods selected in good faith by the board. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

Option transactions

To produce incremental earnings, protect gains and facilitate buying and selling of securities for investments, the Portfolio may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Portfolio also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Portfolio gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Portfolio may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Portfolio pays a premium whether or not the option is exercised. The Portfolio also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

--------------------------------------------------------------------------------
13   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Portfolio will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

Futures transactions

To gain exposure to or protect itself from market changes, the Portfolio may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Portfolio also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Portfolio is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Portfolio each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Portfolio recognizes a realized gain or loss when the contract is closed or expires.

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes.

The Portfolio may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Portfolio and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Portfolio is subject to the credit risk that the other party will not complete its contract obligations.

--------------------------------------------------------------------------------
14   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Federal taxes

For federal income tax purposes the Portfolio qualifies as a partnership and each investor in the Portfolio is treated as the owner of its proportionate share of the net assets, income, expenses and realized and unrealized gains and losses of the Portfolio. As a "pass-through" entity, the Portfolio therefore does not pay any income dividends or capital gain distributions.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium and discount using the effective interest method, is accrued daily.

2. FEES AND EXPENSES

The Trust on behalf of the Portfolio, has an Investment Management Services Agreement with American Express Financial Corporation (AEFC) to manage its portfolio. Under this Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Portfolio's average daily net assets in reducing percentages from 0.65% to 0.50% annually. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of AXP Research Opportunities Fund to the Lipper Large-Cap Core Funds Index. Prior to Dec.1, 2002, the maximum adjustment was 0.12% of the Portfolio's average daily net assets after deducting 1% from the performance difference. If the performance difference was less than 1%, the adjustment was zero. On Nov. 13, 2002, shareholders approved modification of the performance incentive adjustment calculation by adjusting the performance difference intervals, while retaining the previous maximum adjustment and reducing the amount of the performance difference for which no adjustment is made to 0.50%. The effect of the modifications began Dec. 1, 2002. The adjustment decreased the fee by $181,188 for the year ended July 31, 2003.

Under the agreement, the Trust also pays taxes, brokerage commissions and nonadvisory expenses, which include custodian fees, audit and certain legal fees, fidelity bond premiums, registration fees for units, office expenses, consultants' fees, compensation of trustees, corporate filing fees, expenses incurred in connection with lending securities of the Portfolio and any other expenses properly payable by the Trust or Portfolio and approved by the board.

During the year ended July 31, 2003, the Portfolio's custodian fees were reduced by $7 as a result of earnings credits from overnight cash balances. The Portfolio also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

According to a Placement Agency Agreement, American Express Financial Advisors Inc. acts as placement agent of the Trust's units.

--------------------------------------------------------------------------------
15   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $205,274,935 and $281,945,714, respectively, for the year ended July 31, 2003. For the same period, the portfolio turnover rate was 82%. Realized gains and losses are determined on an identified cost basis.

Brokerage clearing fees paid to brokers affiliated with AEFC were $46,054 for the year ended July 31, 2003.

Income from securities lending amounted to $114 for the year ended July 31, 2003. The risks to the Portfolio of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

4. OPTIONS CONTRACTS WRITTEN

Contracts and premiums associated with options contracts written are as follows:

                                                    Year ended July 31, 2003
                                                            Calls
                                                   Contracts       Premiums
Balance July 31, 2002                                 --        $     --
Opened                                               764          88,434
Closed                                                --              --
Exercised                                           (264)        (48,566)
Expired                                             (230)        (14,289)
                                                    ----         -------
Balance July 31, 2003                                270        $ 25,579
                                                     ---        --------

See "Summary of significant accounting policies."

--------------------------------------------------------------------------------
16   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Independent Auditors' Report

THE BOARD OF TRUSTEES AND UNITHOLDERS

GROWTH TRUST

We have audited the accompanying statement of assets and liabilities, including the schedule of investments in securities, of Aggressive Growth Portfolio (a series of Growth Trust) as of July 31, 2003, the related statement of operations for the year then ended and the statements of changes in net assets for each of the years in the two-year period ended July 31, 2003. These financial statements are the responsibility of portfolio management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2003, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aggressive Growth Portfolio as of July 31, 2003, and the results of its operations and the changes in its net assets for each of the periods stated in the first paragraph above, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Minneapolis, Minnesota

September 12, 2003

--------------------------------------------------------------------------------
17   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Research Opportunities Fund

July 31, 2003
Assets
Investment in Portfolio (Note 1)                                                                      $ 240,807,347
Capital shares receivable                                                                                       933
                                                                                                                ---
Total assets                                                                                            240,808,280
                                                                                                        -----------
Liabilities
Capital shares payable                                                                                       31,155
Accrued distribution fee                                                                                      3,530
Accrued transfer agency fee                                                                                   1,852
Accrued administrative services fee                                                                             395
Other accrued expenses                                                                                       68,280
                                                                                                             ------
Total liabilities                                                                                           105,212
                                                                                                            -------
Net assets applicable to outstanding capital stock                                                    $ 240,703,068
                                                                                                      =============
Represented by
Capital stock -- $.01 par value (Note 1)                                                              $     593,484
Additional paid-in capital                                                                              514,070,863
Undistributed net investment income                                                                         338,450
Accumulated net realized gain (loss) (Note 5)                                                          (273,542,013)
Unrealized appreciation (depreciation) on investments                                                      (757,716)
                                                                                                           --------
Total -- representing net assets applicable to outstanding capital stock                              $ 240,703,068
                                                                                                      =============
Net assets applicable to outstanding shares:                  Class A                                 $ 149,101,302
                                                              Class B                                 $  91,325,311
                                                              Class C                                 $     275,194
                                                              Class Y                                 $       1,261
Net asset value per share of outstanding capital stock:       Class A shares         35,889,959       $        4.15
                                                              Class B shares         23,387,745       $        3.90
                                                              Class C shares             70,413       $        3.91
                                                              Class Y shares                300       $        4.20
                                                                                            ---       -------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
18   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Statement of operations
AXP Research Opportunities Fund

Year ended July 31, 2003
Investment income
Income:
Dividends                                                                                              $  4,458,482
Interest                                                                                                    100,196
Fee income from securities lending                                                                              114
                                                                                                                ---
Total income                                                                                              4,558,792
                                                                                                          ---------
Expenses (Note 2):
Expenses allocated from Portfolio                                                                         1,543,302
Distribution fee
   Class A                                                                                                  392,605
   Class B                                                                                                  990,618
   Class C                                                                                                    2,630
Transfer agency fee                                                                                         796,870
Incremental transfer agency fee
   Class A                                                                                                   55,639
   Class B                                                                                                   55,748
   Class C                                                                                                      146
Service fee -- Class Y                                                                                           50
Administrative services fees and expenses                                                                   154,538
Compensation of board members                                                                                 8,150
Printing and postage                                                                                        179,445
Registration fees                                                                                            30,250
Audit fees                                                                                                    7,000
Other                                                                                                         7,628
                                                                                                              -----
Total expenses                                                                                            4,224,619
   Earnings credits on cash balances (Note 2)                                                                (4,277)
                                                                                                             ------
Total net expenses                                                                                        4,220,342
                                                                                                          ---------
Investment income (loss) -- net                                                                             338,450
                                                                                                            -------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions                                                                                (54,095,224)
   Options contracts written                                                                                 14,286
                                                                                                             ------
Net realized gain (loss) on investments                                                                 (54,080,938)
Net change in unrealized appreciation (depreciation) on investments                                      65,030,053
                                                                                                         ----------
Net gain (loss) on investments                                                                           10,949,115
                                                                                                         ----------
Net increase (decrease) in net assets resulting from operations                                        $ 11,287,565
                                                                                                       ============

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
19   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Statements of changes in net assets
AXP Research Opportunities Fund

Year ended July 31,                                                                   2003                  2002
Operations and distributions
Investment income (loss) -- net                                                  $    338,450         $    (700,665)
Net realized gain (loss) on investments                                           (54,080,938)         (113,481,022)
Net change in unrealized appreciation (depreciation) on investments                65,030,053           (28,596,657)
                                                                                   ----------           -----------
Net increase (decrease) in net assets resulting from operations                    11,287,565          (142,778,344)
                                                                                   ----------          ------------
Distributions to shareholders from:
   Net investment income
      Class A                                                                              --              (548,089)
      Class C                                                                              --                   (96)
      Class Y                                                                              --                  (693)
                                                                                   ----------          ------------
Total distributions                                                                        --              (548,878)
                                                                                   ----------          ------------
Capital share transactions (Note 3)
Proceeds from sales
   Class A shares (Note 2)                                                         10,144,239            43,870,066
   Class B shares                                                                   4,732,632            10,812,283
   Class C shares                                                                      67,130               159,554
   Class Y shares                                                                       4,652                 9,017
Reinvestment of distributions at net asset value
   Class A shares                                                                          --               543,290
   Class C shares                                                                          --                    95
   Class Y shares                                                                          --                   689
Payments for redemptions
   Class A shares                                                                 (57,637,339)         (133,571,180)
   Class B shares (Note 2)                                                        (36,351,756)          (69,710,542)
   Class C shares (Note 2)                                                            (91,096)              (48,509)
   Class Y shares                                                                    (198,402)              (37,131)
                                                                                     --------               -------
Increase (decrease) in net assets from capital share transactions                 (79,329,940)         (147,972,368)
                                                                                  -----------          ------------
Total increase (decrease) in net assets                                           (68,042,375)         (291,299,590)
Net assets at beginning of year                                                   308,745,443           600,045,033
                                                                                  -----------           -----------
Net assets at end of year                                                        $240,703,068         $ 308,745,443
                                                                                 ============         =============
Undistributed net investment income                                              $    338,450         $          --
                                                                                 ------------         -------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
20   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Notes to Financial Statements

AXP Research Opportunities Fund

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Growth Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Growth Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

Investment in Aggressive Growth Portfolio

The Fund invests all of its assets in Aggressive Growth Portfolio (the Portfolio), a series of Growth Trust (the Trust), an open-end investment company that has the same objectives as the Fund. The Portfolio invests primarily in equity securities of companies that comprise the S&P 500 Index.

The Fund records daily its share of the Portfolio's income, expenses and realized and unrealized gains and losses. The financial statements of the Portfolio are included elsewhere in this report and should be read in conjunction with the Fund's financial statements.

The Fund records its investment in the Portfolio at the value that is equal to the Fund's proportionate ownership interest in the Portfolio's net assets. The percentage of the Portfolio owned by the Fund as of July 31, 2003, was 99.97%. Valuation of securities held by the Portfolio is discussed in Note 1 of the Portfolio's "Notes to financial statements" (included elsewhere in this report).

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

--------------------------------------------------------------------------------
21   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to the shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes, and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

The tax character of distributions paid for the years indicated is as follows:

Year ended July 31,                             2003            2002
Class A
Distributions paid from:
      Ordinary income                           $--           $548,089
      Long-term capital gain                     --                 --
Class B
Distributions paid from:
      Ordinary income                            --                 --
      Long-term capital gain                     --                 --
Class C
Distributions paid from:
      Ordinary income                            --                 96
      Long-term capital gain                     --                 --
Class Y
Distributions paid from:
      Ordinary income                            --                693
      Long-term capital gain                     --                 --

As of July 31, 2003, the components of distributable earnings on a tax basis are as follows:

Undistributed ordinary income                            $     338,450
Accumulated long-term gain (loss)                        $(272,229,915)
Unrealized appreciation (depreciation)                   $  (2,069,814)

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

--------------------------------------------------------------------------------
22   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

2. EXPENSES AND SALES CHARGES

In addition to the expenses allocated from the Portfolio, the Fund accrues its own expenses as follows:

The Fund has an agreement with AEFC to provide administrative services. Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.06% to 0.03% annually. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o   Class A $19.50

o   Class B $20.50

o   Class C $20.00

o   Class Y $17.50

In addition, there is an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year.

Under terms of a prior agreement that ended April 30, 2003, the Fund paid a transfer agency fee at an annual rate per shareholder account of $19 for Class A, $20 for Class B, $19.50 for Class C and $17 for Class Y.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $202,452 for Class A, $92,648 for Class B and $24 for Class C for the year ended July 31, 2003.

--------------------------------------------------------------------------------
23   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

For the year ended July 31, 2003, AEFC and American Express Financial Advisors Inc. waived certain fees and expenses to 1.35% for Class A, 2.11% for Class B, 2.11% for Class C and 1.13% for Class Y. In addition, AEFC and American Express Financial Advisors Inc. have agreed to waive certain fees and expenses until July 31, 2004. Under this agreement, total expenses will not exceed 1.35% for Class A, 2.11% for Class B, 2.11% for Class C and 1.18% for Class Y of the Fund's average daily net assets.

During the year ended July 31, 2003, the Fund's transfer agency fees were reduced by $4,277 as a result of earnings credits from overnight cash balances.

3. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the years indicated are as follows:

                                                       Year ended July 31, 2003
                                             Class A      Class B    Class C    Class Y
Sold                                       2,606,091    1,322,189     18,719      1,227
Issued for reinvested distributions               --           --         --         --
Redeemed                                 (15,298,541) (10,145,114)   (24,738)   (53,135)
                                         -----------  -----------    -------    -------
Net increase (decrease)                  (12,692,450)  (8,822,925)    (6,019)   (51,908)
                                         -----------   ----------     ------    -------

                                                      Year ended July 31, 2002
                                             Class A      Class B    Class C    Class Y
Sold                                       9,259,194    2,412,020     35,293      1,898
Issued for reinvested distributions          110,287           --         20        139
Redeemed                                 (28,644,747) (16,048,196)   (10,730)    (7,914)
                                         -----------  -----------    -------     ------
Net increase (decrease)                  (19,275,266) (13,636,176)    24,583     (5,877)
                                         -----------  -----------     ------     ------

4. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The agreement went into effect Sept. 24, 2002. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to
 $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. Prior to this agreement, the Fund had a revolving credit agreement that permitted borrowings up to $200 million with U.S. Bank, N.A. The Fund had no borrowings outstanding during the year ended July 31, 2003.

5. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund has a capital loss carry-over of $272,229,915 as of July 31, 2003, that will expire in 2009 through 2012 if not offset by capital gains. It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

--------------------------------------------------------------------------------
24   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

6. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended July 31,                                             2003     2002     2001     2000    1999
Net asset value, beginning of period                                    $3.90   $ 5.37   $ 7.61    $7.94   $6.98
Income from investment operations:
Net investment income (loss)                                              .02       --      .02       --    (.01)
Net gains (losses) (both realized and unrealized)                         .23    (1.46)   (1.27)     .66    1.32
Total from investment operations                                          .25    (1.46)   (1.25)     .66    1.31
Less distributions:
Dividends from net investment income                                       --     (.01)       --      --      --
Distributions from realized gains                                          --       --     (.99)    (.99)   (.35)
Total distributions                                                        --     (.01)    (.99)    (.99)   (.35)
Net asset value, end of period                                          $4.15   $ 3.90   $ 5.37    $7.61   $7.94

Ratios/supplemental data
Net assets, end of period (in millions)                                  $149     $189     $365     $540    $481
Ratio of expenses to average daily net assets(c)                        1.35%    1.22%    1.16%    1.14%   1.12%
Ratio of net investment income (loss) to average daily net assets        .43%     .15%     .37%     .02%    .04%
Portfolio turnover rate (excluding short-term securities)                 82%     144%     234%     160%    143%
Total return(e)                                                         6.41%  (27.24%) (17.54%)   7.73%  19.21%

Class B
Per share income and capital changes(a)
Fiscal period ended July 31,                                             2003     2002     2001     2000    1999
Net asset value, beginning of period                                    $3.69   $ 5.12   $ 7.36    $7.76   $6.88
Income from investment operations:
Net investment income (loss)                                             (.02)    (.01)    (.02)    (.05)   (.02)
Net gains (losses) (both realized and unrealized)                         .23    (1.42)   (1.23)     .64    1.25
Total from investment operations                                          .21    (1.43)   (1.25)     .59    1.23
Less distributions:
Distributions from realized gains                                          --       --     (.99)    (.99)   (.35)
Net asset value, end of period                                          $3.90   $ 3.69   $ 5.12    $7.36   $7.76

Ratios/supplemental data
Net assets, end of period (in millions)                                   $91     $119     $235     $336    $276
Ratio of expenses to average daily net assets(c)                        2.11%    1.98%    1.92%    1.91%   1.88%
Ratio of net investment income (loss) to average daily net assets       (.33%)   (.62%)   (.39%)   (.73%)  (.72%)
Portfolio turnover rate (excluding short-term securities)                 82%     144%     234%     160%    143%
Total return(e)                                                         5.69%  (27.93%) (18.19%)   7.03%  18.31%

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
25   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended July 31,                                             2003     2002     2001    2000(b)
Net asset value, beginning of period                                    $3.69   $ 5.13   $ 7.36    $7.50
Income from investment operations:
Net investment income (loss)                                             (.01)    (.02)    (.02)     .02
Net gains (losses) (both realized and unrealized)                         .23    (1.42)   (1.22)    (.16)
Total from investment operations                                         0.22    (1.44)   (1.24)    (.14)
Less distributions:
Distributions from realized gains                                          --       --     (.99)      --
Net asset value, end of period                                          $3.91   $ 3.69   $ 5.13    $7.36

Ratios/supplemental data
Net assets, end of period (in millions)                                   $--      $--      $--      $--
Ratio of expenses to average daily net assets(c)                        2.11%    1.99%    1.92%    1.91%(d)
Ratio of net investment income (loss) to average daily net assets       (.34%)   (.61%)   (.36%)   (.50%)(d)
Portfolio turnover rate (excluding short-term securities)                 82%     144%     234%     160%
Total return(e)                                                         5.96%  (28.05%) (18.03%)  (1.87%)(f)

Class Y
Per share income and capital changes(a)
Fiscal period ended July 31,                                             2003     2002     2001     2000    1999
Net asset value, beginning of period                                    $3.93   $ 5.42   $ 7.65    $7.96   $7.01
Income from investment operations:
Net investment income (loss)                                              .04       --      .04      .01      --
Net gains (losses) (both realized and unrealized)                         .23    (1.48)   (1.28)     .67    1.32
Total from investment operations                                         0.27    (1.48)   (1.24)     .68    1.32
Less distributions:
Dividends from net investment income                                       --     (.01)      --       --    (.02)
Distributions from realized gains                                          --       --     (.99)    (.99)   (.35)
Total distributions                                                        --     (.01)    (.99)    (.99)   (.37)
Net asset value, end of period                                          $4.20   $ 3.93   $ 5.42    $7.65   $7.96

Ratios/supplemental data
Net assets, end of period (in millions)                                   $--      $--      $--      $--     $--
Ratio of expenses to average daily net assets(c)                        1.13%    1.04%    1.00%     .97%   1.02%
Ratio of net investment income (loss) to average daily net assets        .64%     .33%     .54%     .17%    .12%
Portfolio turnover rate (excluding short-term securities)                 82%     144%     234%     160%    143%
Total return(e)                                                         6.87%  (27.30%) (17.29%)   7.99%  19.34%

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
26   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e)  Total return does not reflect payment of a sales charge.

(f)  Not annualized.

--------------------------------------------------------------------------------
27   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Independent Auditors' Report

THE BOARD AND SHAREHOLDERS

AXP GROWTH SERIES, INC.

We have audited the accompanying statement of assets and liabilities of AXP Research Opportunities Fund (a series of AXP Growth Series, Inc.) as of July 31, 2003, the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended July 31, 2003, and the financial highlights for each of the years in the five-year period ended July 31, 2003. These financial statements and the financial highlights are the responsibility of fund management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of AXP Research Opportunities Fund as of July 31, 2003, and the results of its operations, changes in its net assets and the financial highlights for each of the periods stated in the first paragraph above, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Minneapolis, Minnesota

September 12, 2003

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28   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Board Members and Officers

Shareholders elect a board that oversees the Fund's operations. The board appoints officers who are responsible for day-to-day business decisions based on policies set by the board.

The following is a list of the Fund's board members. Each member oversees 15 Master Trust portfolios and 83 American Express mutual funds. Board members serve until the next regular shareholders' meeting or until he or she reaches the mandatory retirement age established by the board.

Independent Board Members

Name, address, age                 Position held      Principal occupation during past      Other directorships
                                   with Fund and      five years
                                   length of service
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Arne H. Carlson                    Board member       Chair, Board Services Corporation
901 S. Marquette Ave.              since 1999         (provides administrative services
Minneapolis, MN 55402                                 to boards). Former Governor  of
Age 68                                                Minnesota
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Philip J. Carroll, Jr.             Board member       Retired Chairman and CEO,  Fluor      Scottish Power PLC, Vulcan
901 S. Marquette Ave.              since 2002         Corporation (engineering and          Materials Company, Inc.
Minneapolis, MN 55402                                 construction) since 1998              (construction
Age 65                                                                                      materials/chemicals)
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Livio D. DeSimone                  Board member       Retired Chair of the Board and        Cargill, Incorporated
30 Seventh Street East             since 2001         Chief Executive Officer, Minnesota    (commodity merchants and
Suite 3050                                            Mining and Manufacturing (3M)         processors), General Mills,
St. Paul, MN 55101-4901                                                                     Inc. (consumer foods), Vulcan
Age 69                                                                                      Materials Company (construction
                                                                                            materials/ chemicals), Milliken
                                                                                            & Company (textiles and
                                                                                            chemicals), and Nexia
                                                                                            Biotechnologies, Inc.
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Heinz F. Hutter*                   Board member       Retired President and Chief
901 S. Marquette Ave.              since 1994         Operating Officer, Cargill,
Minneapolis, MN 55402                                 Incorporated (commodity merchants
Age 74                                                and processors)
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Anne P. Jones                      Board member       Attorney and Consultant
901 S. Marquette Ave.              since 1985
Minneapolis, MN 55402
Age 68
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Stephen R. Lewis, Jr.**            Board member       Retired President and Professor of    Valmont Industries, Inc.
901 S. Marquette Ave.              since 2002         Economics, Carleton College           (manufactures irrigation
Minneapolis, MN 55402                                                                       systems)
Age 64
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Alan G. Quasha                     Board member       President, Quadrant Management,       Compagnie Financiere Richemont
901 S. Marquette Ave.              since 2002         Inc. (management of private           AG (luxury goods), Harken
Minneapolis, MN 55402                                 equities)                             Energy Corporation (oil and gas
Age 53                                                                                      exploration) and SIRIT Inc.
                                                                                            (radio frequency identification
                                                                                            technology)
---------------------------------- ------------------ ------------------------------------- ---------------------------------

 * Interested person of AXP Partners International Aggressive Growth Fund and AXP Partners Aggressive Growth Fund by reason of being a security holder of J P Morgan Chase & Co., which has a 45% interest in American Century Companies, Inc., the parent company of the subadviser of two of the AXP Partners Funds, American Century Investment Management, Inc.

** Interested person of AXP Partners International Aggressive Growth Fund by reason of being a security holder of FleetBoston Financial Corporation, parent company of Liberty Wanger Asset Management, L.P., one of the fund's subadvisers.

--------------------------------------------------------------------------------
29   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

Independent Board Members (continued)

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Alan K. Simpson                   Board member        Former three-term United States       Biogen, Inc.
1201 Sunshine Ave.                since 1997          Senator for Wyoming                   (biopharmaceuticals)
Cody, WY 82414
Age 71
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Alison Taunton-Rigby              Board member        President, Forester Biotech since
901 S. Marquette Ave.             since 2002          2000. Former President and CEO,
Minneapolis, MN 55402                                 Aquila Biopharmaceuticals, Inc.
Age 59
--------------------------------- ------------------- ------------------------------------- ---------------------------------

Board Members Affiliated with AEFC***

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Barbara H. Fraser                 Board member        Executive Vice President -  AEFA
1546 AXP Financial Center         since 2002          Products and Corporate Marketing of
Minneapolis, MN 55474                                 AEFC since 2002. President -
Age 53                                                Travelers Check Group, American
                                                      Express Company,  2001-2002.
                                                      Management Consultant, Reuters,
                                                      2000-2001. Managing Director -
                                                      International Investments, Citibank
                                                      Global,  1999-2000. Chairman and
                                                      CEO, Citicorp Investment Services
                                                      and Citigroup Insurance Group,
                                                      U.S., 1998-1999
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Stephen W. Roszell                Board member        Senior Vice President -
50238 AXP Financial Center        since 2002, Vice    Institutional Group of AEFC
Minneapolis, MN 55474             President  since
Age 54                            2002
--------------------------------- ------------------- ------------------------------------- ---------------------------------
William F. Truscott               Board member        Senior Vice President - Chief
53600 AXP Financial Center        since 2001,  Vice   Investment Officer of AEFC since
Minneapolis, MN 55474             President  since    2001. Former Chief Investment
Age 42                            2002                Officer and Managing Director,
                                                      Zurich Scudder Investments
--------------------------------- ------------------- ------------------------------------- ---------------------------------

*** Interested person by reason of being an officer, director and/or employee of AEFC.

--------------------------------------------------------------------------------
30   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

The board has appointed officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the board. In addition to Mr. Roszell, who is vice president, and Mr. Truscott, who is vice president, the Fund's other officers are:

Other Officers

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Jeffrey P. Fox                    Treasurer since     Vice President - Investment
50005 AXP Financial Center        2002                Accounting, AEFC, since 2002;  Vice
Minneapolis, MN 55474                                 President - Finance, American
Age 48                                                Express Company, 2000-2002;  Vice
                                                      President - Corporate Controller,
                                                      AEFC, 1996-2000
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Paula R. Meyer                    President since     Senior Vice President and General
596 AXP Financial Center          2002                Manager - Mutual Funds, AEFC, since
Minneapolis, MN 55474                                 2002; Vice President and Managing
Age 49                                                Director - American Express Funds,
                                                      AEFC, 2000-2002; Vice President,
                                                      AEFC,  1998-2000
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Leslie L. Ogg                     Vice President,     President of Board Services
901 S. Marquette Ave.             General Counsel,    Corporation
Minneapolis, MN 55402             and Secretary
Age 64                            since 1978
--------------------------------- ------------------- ------------------------------------- ---------------------------------

The SAI has additional information about the Fund's directors and is available, without charge, upon request by calling (800) 862-7919.

--------------------------------------------------------------------------------
31   --   AXP RESEARCH OPPORTUNITIES FUND   --   2003 ANNUAL REPORT

The policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities can be found in the Fund's Statement of Additional Information (SAI) which is available (i) without charge, upon request, by calling toll-free (800) 862-7919; (ii) on the American Express Company Web site at americanexpress.com/funds; and (iii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

--------------------------------------------------------------------------------
(logo)
AMERICAN
   EXPRESS
(R)
--------------------------------------------------------------------------------

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.